DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following is a brief description of the common shares Whitestone REIT (the “Company” or “we,” “us” or “our”), which are the Company’s only securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This description of the terms of our common shares does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Maryland law, and the full text of our Articles of Amendment and Restatement, as amended and supplemented (our “declaration of trust”) and our Amended and Restated Bylaws (our “bylaws”).

General

We are organized as a REIT under the laws of the state of Maryland. Rights of our shareholders are governed by Maryland law, including the statute governing real estate investment trusts (“REITs”) formed under the laws of that state, or the Maryland REIT Law, our declaration of trust and our bylaws. The following description of the terms of our shares is not complete but is a summary.

Authorized Shares

Our declaration of trust provides that we may issue up to 400,000,000 common shares of beneficial interest, $0.001 par value per share, and up to 50,000,000 preferred shares of beneficial interest, $0.001 par value per share. In addition, our board of trustees, without any action by our shareholders, may amend our declaration of trust from time to time to increase or decrease the aggregate number of shares or the number of shares of any class or series that we have authority to issue.

Pursuant to Maryland law and our declaration of trust, no shareholder will be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to us by reason of being a shareholder, nor shall any shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any person in connection with our property or affairs by reason of his being a shareholder.

Common Shares

Subject to the preferential rights of any other class or series of shares of beneficial interest and to the provisions of our declaration of trust regarding the restrictions on ownership and transfer of shares of beneficial interest, holders of our common shares are entitled to receive distributions when authorized by our board of trustees and declared by us out of assets legally available for the payment of distributions, and to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. All of these rights are subject to the preferential rights of any other class or series of our shares and to the provisions of our declaration of trust regarding restrictions on ownership and transfer of our shares.

Subject to the provisions of our declaration of trust regarding restrictions on transfer and ownership of our shares, and except as may otherwise be specified in the terms of any class or series of common shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees. There is no cumulative voting in the election of trustees, which means that the holders of our common shares entitled to cast a majority of all the votes entitled to be cast can elect all of the trustees then standing for election, and the holders of the remaining shares will not be able to elect any trustees.

Holders of our common shares have no preference, conversion, exchange, sinking fund or redemption rights, have no preemptive rights to subscribe for any of our securities and generally have no appraisal rights unless our board of trustees determines that appraisal rights apply, with respect to all or any classes or series of shares, to one or more transactions occurring after the date of such determination in connection with which shareholders would otherwise be entitled to exercise appraisal rights.

Power to Reclassify Our Shares

Our declaration of trust authorizes our board of trustees to classify and reclassify any of our unissued common shares and preferred shares into other classes or series of shares. Prior to issuance of classified or reclassified shares of each class or series, our board of trustees is required by Maryland law and by our declaration of trust to designate the class or series to distinguish it from all other classes and series of shares, specify the number of shares to be included in the class or series, and set the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, our board of trustees could authorize the issuance of common or preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Power to Issue Additional Common Shares and Preferred Shares

Our board of trustees has the power, without shareholder approval, to amend our declaration of trust from time to time to increase the aggregate number of shares or the number of shares of any class or series that we have authority to issue, to issue additional common shares or preferred shares, and to classify or reclassify unissued common or preferred shares and thereafter to cause us to issue such classified or reclassified shares. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Restrictions on Ownership and Transfer

In order for us to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”), our common shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of our outstanding common shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as qualified pension plans) during the last half of a taxable year. These requirements do not apply to the first year for which an election to be a REIT is made.

Our declaration of trust contains restrictions on the number of our shares that a person may own. Unless otherwise exempted by the board of trustees (as described below), no person or persons acting as a group may acquire or hold, directly or indirectly, more than 9.8% (by value or by number of shares, whichever is more restrictive) of our outstanding common shares.

Our declaration of trust further prohibits (i) any person from owning our shares if that ownership would result in our being “closely held” under Section 856(h) of the Code or otherwise cause us to fail to qualify as a REIT and (ii) any person from transferring our shares if the transfer would result in our shares being beneficially owned by fewer than 100 persons. Any person who acquires or intends to acquire any of our shares that may violate any of these restrictions, or who is the intended transferee of our shares that are transferred to the trust for the charitable beneficiary, as described below, is required to give us immediate written notice or, in the case of a proposed or attempted transaction, 15 days prior written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of trustees determines that it is no longer in our best interests to continue to qualify as a REIT.

Our board of trustees may, in its sole discretion, exempt, prospectively or retroactively, a person from the 9.8% ownership limits. However, the board of trustees may not exempt a person unless, among other information, such person submits to the board of trustees information satisfactory to the board of trustees, in its reasonable discretion, demonstrating that (i) such person is not an individual, (ii) no individual would be considered to beneficially own shares in excess of the 9.8% ownership limits by reason of the exemption of such person from the 9.8% ownership limits and (iii) the exemption of such person from the 9.8% ownership limits will not cause us to fail to qualify as a REIT. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares causing the violation to the trust for the charitable beneficiary, as described below. Our board of trustees may require a ruling from the Internal Revenue Service (“IRS”), or an opinion of counsel in order to determine or ensure our status as a REIT or that compliance is no longer required for REIT qualification.

Any attempted transfer of our shares that, if effective, would result in our shares being beneficially owned by fewer than 100 persons will be null and void, and the proposed transferee will not acquire any rights in the shares. Any attempted transfer of our shares that, if effective, would result in violation of the 9.8% ownership limits discussed above or in our being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the Business Day (as defined in the declaration of trust) prior to the date of the transfer. Shares held in the trust for the charitable beneficiary will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares held in that trust, will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares held in that trust. The trustee of the trust for the charitable beneficiary will have all voting rights and rights to dividends or other distributions with respect to shares held in that trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that the shares have been transferred to the trust for the charitable beneficiary will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or other distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Maryland law, the trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.

Within 20 days of receiving notice from us that any of our shares have been transferred to the trust for the charitable beneficiary, the trustee will sell those shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our declaration of trust) of the shares on the day of the event causing the shares to be held in the trust and (ii) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. lf, prior to our discovery that shares have been transferred to the trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the trustee upon demand.

In addition, shares held in the trust for the charitable beneficiary will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate, and the trustee will distribute the net proceeds of the sale to the proposed transferee.

All certificates evidencing our shares will bear a legend referring to the restrictions described above.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our outstanding shares, within 30 days after the end of each taxable year, is required to give us written notice, stating his, her or its name and address, the number of shares of each class and series of our shares which he, she or it beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his, her or its beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Listing

Our common shares are listed on the New York Stock Exchange under the trading symbol “WSR.”

Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws

The following is a summary of certain provisions of Maryland law and of our declaration of trust and bylaws and does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our declaration of trust and bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part.

General. Our declaration of trust provides a perpetual existence and permits us to be terminated upon the affirmative vote of the holders of a majority of the outstanding shares entitled to vote and the approval of a majority of the entire board of trustees. Our bylaws require us to conduct annual meetings of our shareholders for the purpose of electing trustees, each of whom will serve for a three-year term, and to transact any other business as may properly come before the shareholders.

Our Board of Trustees. Our declaration of trust provides that the number of our trustees may be determined pursuant to our bylaws, and our bylaws provide that such number may be established, increased or decreased by the board of trustees but may not be fewer than one or more than fifteen. Our board of trustees is currently divided into three classes, with each trustee holding office for three years and until his or her successor is duly elected and qualifies. As described in our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 4, 2019 (the “2019 Proxy Statement”), on December 18, 2018, the board unanimously deemed it advisable and in the best interests of the Company and our shareholders to amend our declaration of trust to declassify the board on the terms described in the 2019 Proxy Statement (the “Proposed Amendment”), to submit a proposal to our shareholders at our 2019 annual meeting of shareholders to approve the Proposed Amendment and to recommend that shareholders vote in favor of such proposal. As a result, our board of trustees is currently classified into three classes, with each trustee elected for a three-year term. Commencing at our 2020 annual meeting of shareholders, members of our board of trustees will be elected to serve annual terms such that, at and after our 2022 annual meeting of shareholders, our board of trustees will no longer be classified.

Any vacancy may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred.

The board of trustees is responsible for the management of our business and affairs. We currently have a total of seven members on our board of trustees. Of our seven current trustees, six are considered independent trustees. Each trustee will serve until the annual meeting of shareholders at which his or her three-year term ends and until his or her successor has been duly elected and qualifies. Although the number of trustees may be increased or decreased, a decrease will not have the effect of shortening the term of any incumbent trustee. Any trustee may resign at any time and may be removed for cause by the shareholders upon the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees.

Our trustees must perform their duties in good faith and in a manner reasonably believed to be in our best interests. Further, trustees must act with such care as an ordinarily prudent person in a like position would use under similar circumstances, including exercising reasonable inquiry, when taking actions. Our declaration of trust provides that a trustee may be removed only for cause upon the affirmative vote of not less than two-thirds of the shares then outstanding and entitled to vote generally in the election of trustees. This provision, when coupled with the exclusive power of our board of trustees to fill vacancies on the board of trustees, precludes shareholders from (i) removing incumbent trustees except for cause upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

Business Combinations. Under Maryland law, “business combinations” between a Maryland REIT and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, certain transfers of assets, certain share issuances and transfers, liquidation plans and reclassifications involving interested shareholders and their affiliates. An interested shareholder is defined as:
•any person who beneficially owns 10% or more of the voting power of the trust’s outstanding voting shares; or
•an affiliate or associate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of ten percent or more of the voting power of the then-outstanding shares of the trust.

A person is not an interested shareholder under the statute if the board of trustees of the trust approved in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of trustees.

After the five-year prohibition, any business combination between a Maryland REIT and an interested shareholder generally must be recommended by the board of trustees of the trust and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of the then-outstanding voting shares of the trust; and
•two-thirds of the votes entitled to be cast by holders of voting shares of the trust other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.

These super-majority vote requirements do not apply if the trust’s common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of trustees of the trust before the time that the interested shareholder becomes an interested shareholder. Pursuant to the statute, our board of trustees has exempted any business combination involving the Company and any person. Consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between the Company and any person.

Control Share Acquisitions. Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by employees who are trustees of the trust are excluded from shares entitled to vote on the matter. “Control shares” are voting shares which, if aggregated with all other shares owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power:

•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the trust may itself present the question at any shareholders’ meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the trust may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the trust to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (ii) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Subtitle 8. Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland REIT with a class of equity securities registered under the Exchange Act and at least three independent trustees to elect to be subject, by provision in its declaration of trust or bylaws or a resolution of its board of trustees and notwithstanding any contrary provision in the declaration of trust or bylaws, to any or all of five provisions:

•a classified board;
•two-thirds vote requirement for removing a trustee;

•a requirement that the number of trustees be fixed only by vote of the trustees;
•a requirement that a vacancy on the board be filled only by the remaining trustees and for the remainder of the full term of the class in which the vacancy occurred until a successor is elected and qualifies; and
•a majority requirement for the calling of a special meeting of shareholders.

Our bylaws already provide that, except as may be provided by our board of trustees in setting the terms of any class or series of preferred shares, any vacancy on the board of trustees may be filled only by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy will serve for the remainder of the full term of the trusteeship in which the vacancy occurred and until a successor is elected and qualifies. Pursuant to Subtitle 8, we have elected to be subject to the remaining provisions described above.

Amendments to Our Declaration of Trust and Bylaws. Our declaration of trust may be amended by a majority of the trustees, without any action by the shareholders (i) to qualify as a REIT under the Code or under the Maryland REIT Law, (ii) in any respect in which the charter of a corporation may be amended under the Maryland General Corporation Law, and (iii) as otherwise provided in our declaration of trust. All other amendments must be declared advisable by our board of trustees and approved by the affirmative vote of holders of a majority of all shares entitled to vote on the matter, except that any amendment to the provisions of our declaration of trust addressing the removal of trustees and certain amendments to our declaration of trust must be approved by the affirmative vote of holders of two-thirds of all shares entitled to vote on the matter. Our board of trustees has the exclusive power to adopt, amend and repeal any provision of our bylaws or to make new bylaws.

Meetings and Special Voting Requirements. An annual meeting of our shareholders will be held each year. Special meetings of shareholders may be called by the chairman of our board of trustees, a majority of our trustees, our chief executive officer or our president and must be called by or at the direction of our chief executive officer upon the written request of shareholders entitled to cast at least a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of shareholders. Upon receipt of such written request and other required information, our chief executive officer will inform the requesting shareholders of the estimated cost of preparing and mailing a notice, payment for which must be received prior to the mailing of any notice. Our board of trustees must designate a date for the special meeting within ten days of receiving the request, or if it does not, the date will be the 90th day after the record date, and the record date, unless otherwise set by our board of trustees within 30 days of receiving the request, will be the 30th day after the date of delivery of the request. The presence, either in person or by proxy, of shareholders entitled to cast a majority of all votes entitled to be cast will constitute a quorum at any meeting of shareholders. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is sufficient to take shareholder action, except that the approval of shareholders entitled to cast at least two-thirds of the votes entitled to be cast is required remove a trustee or to amend the declaration of trust provisions addressing the removal of trustees and the vote required for certain amendments to our declaration of trust, and the affirmative vote of shareholders entitled to cast at least a majority of the votes entitled to be cast is required for:

•any other amendment of our declaration of trust, except that our board of trustees may amend our declaration of trust without shareholder approval to increase or decrease the aggregate number of our shares or the number of our shares of any class or series that we have the authority to issue, to qualify as a REIT under the Code or the Maryland REIT Law or in any respect in which the charter of a Maryland corporation may be amended without shareholder approval;

•except as permitted by law, any merger, consolidation or sale or other disposition of all or substantially all of our assets (which also requires the approval of our board of trustees); and
•our termination (which also must be approved by action of our board of trustees).

Advance Notice of Trustee Nominations and New Business. Our bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to our board of trustees and the proposal of business to be considered by shareholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of trustees, or (iii) by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting, unless otherwise provided by law. Nominations of individuals for election to the board of trustees at a special meeting may be made only (i) by or at the direction of the board of trustees or (ii) provided that the meeting has been called in accordance with our bylaws for the purpose of electing trustees, by a shareholder who is a shareholder of record both at the time of giving the advance notice required by our bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.

Limited Liability and Indemnification of Trustees, Officers, Employees and Other Agents. Maryland law also permits us to include in our declaration of trust a provision limiting the liability of our trustees and officers to us and our shareholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment and that is material to the cause of action. Our declaration of trust contains a provision that eliminates trustees’ and officers’ liability to the maximum extent permitted by Maryland law.

Maryland law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted for directors and officers of Maryland corporations. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•the act or omission of the trustee or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•the trustee or officer actually received an improper personal benefit in money, property or services; or
•in the case of any criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland REIT may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland REIT to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and
•a written undertaking by the trustee or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our declaration of trust authorizes our Company, to the maximum extent permitted by Maryland law, to obligate itself to indemnify any present or former trustee or officer or any individual who, while a trustee or officer and at our request, serves or has served another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise as a trustee, officer, partner, employee or agent, against any claim or liability arising from that status and to pay or reimburse their reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us to provide such indemnification and advance of expenses. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served our predecessor in any of the capacities described above and any employee or agent of us or our predecessor.

Our Operating Partnership must indemnify us and our trustees and officers from any liability, loss, cost or damage incurred by us and our trustees and officers by reason of anything done or refrained from in connection with our Operating Partnership, except for any liability, loss, cost or damage incurred as a result of fraud, willful misconduct or gross negligence.

In addition, the partnership agreement expressly limits our liability by providing that we shall not be liable or accountable to our Operating Partnership for anything in the absence of fraud, willful misconduct or gross negligence and breaches of the partnership agreement, and we shall not be liable to our Operating Partnership for money damages except (i) for active and deliberate dishonesty established by a final judgment, order or decree of a court of competent jurisdiction or (ii) if the indemnified party received an improper personal benefit in money, property or services.